UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

PALISADE BIO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box ):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PALISADE BIO, INC.

7750 El Camino Real, Suite 2A

Carlsbad, California 92009

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [*], 2024

Dear Stockholder:

You are invited to attend a Special Meeting of Stockholders, or the “Special Meeting”, of Palisade Bio, Inc., a Delaware corporation, or the “Company”, to be held on [*], [*], 2024 at 10:00 a.m. Pacific Time. The Special Meeting will be held in a virtual meeting format only, via live webcast on the Internet, with no physical in-person meeting. You will be able to attend and participate in the Special Meeting online by visiting www.proxydocs.com/PALI, where you will be able to listen to the meeting live, submit questions and vote on the proposals. In order to join and participate in the virtual Special Meeting, you will need the 12-digit control number which is included in the Notice of Internet Availability of Proxy Materials, on your proxy card and on the instructions that accompanied the proxy materials you received. As always, we encourage you to vote your shares prior to the Special Meeting. You are being asked to vote on the following matters:

1.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect, at the discretion of the Company’s Board of Directors: a reverse split of the Company’s common stock, at a ratio of not less than 1-for-2 and not greater than 1-for-15, with the exact ratio to be set within that range at the discretion of the Board of Directors, without further approval or authorization of our stockholders, and to be effected on or before December 31, 2024. We refer to this proposal as the “Reverse Stock Split Proposal” or “Proposal 1.”

2.	To approve the adjournment of the Special Meeting, if necessary, to solicit additional votes and proxies if there are not sufficient votes in favor of the foregoing proposal. We refer to this as the “Adjournment Proposal” or “Proposal 2.”

These items of business are more fully described in the proxy statement (“Proxy Statement”) accompanying this Notice.

We have elected to provide electronic access to our proxy materials, which include the Notice of Special Meeting of Stockholders and Proxy Statement (“Proxy Materials”), in lieu of mailing printed copies. On or about [*], 2024, we expect to mail to our stockholders the Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Materials.

The Notice provides instructions on how to vote online or by telephone and how to receive a paper copy of the Proxy Materials by mail. Our Proxy Materials can be accessed on the Internet at: www.proxydocs.com/PALI using the control number located on your Notice, and also on your proxy card or voting instruction form, as applicable, if you have received printed proxy materials.

The record date for the Special Meeting is [*], 2024. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. The Special Meeting will be conducted virtually. To participate, vote, or submit questions during the Special Meeting via live webcast, please visit www.proxydocs.com/PALI. You will not be able to attend the Special Meeting in person.

By Order of the Board of Directors

/s/ James R. Neal
James R. Neal
Chairman
January [*], 2024

You are cordially invited to attend the virtual Special Meeting. Whether or not you expect to attend the Special Meeting virtually, PLEASE VOTE YOUR SHARES. As an alternative to voting online at the Special Meeting, you may vote via the internet, by telephone or, if you receive a paper proxy card by mailing the completed proxy card. Voting instructions are provided in the instructions printed on your proxy card.

Even if you have voted by proxy, you may still vote online at the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Special Meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that record holder.

PALISADE BIO, INC.

7750 El Camino Real, Suite 2A

Carlsbad, California 92009

PROXY STATEMENT

FOR THE 2024 SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [*]

Our Board of Directors (“Board”) is soliciting your proxy to vote at the 2024 Special Meeting of Stockholders (the “Special Meeting”) of Palisade Bio, Inc., a Delaware corporation (sometimes referred to as “we,” “us,” the “Company” or “Palisade”) to be held virtually, via a live interactive audio webcast at www.proxydocs.com/PALI, on [*], 2024, at 10:00 a.m. Pacific Time, and any adjournment or postponement thereof.

For the Special Meeting, we have elected to furnish our proxy materials, including this proxy statement (“Proxy Statement”) and Notice of Special Meeting of the Stockholders (collectively, “Proxy Materials”) to our stockholders primarily via the internet. On or about [*], we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our Proxy Materials on the internet, how to vote at the Special Meeting and how to request printed copies of the proxy materials.

Only stockholders of record at the close of business on [*], 2024 (the “Record Date”) will be entitled to vote at the Special Meeting. On the Record Date, there were [*] shares of common stock outstanding and entitled to vote. A list of stockholders entitled to vote at the Special Meeting will be available for examination by stockholders for any purpose germane to the Special Meeting for ten days prior to the Special Meeting during normal business hours at our headquarters in Carlsbad, California. To arrange for this, please contact us in advance at ir@palisadebio.com.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice because the Board is soliciting your proxy to vote at the Special Meeting, including at any adjournments or postponements of the Special Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about [*], 2024 to all stockholders of record entitled to vote at the Special Meeting.

Where and when is the Special Meeting?

The Special Meeting will be held virtually via live webcast on [*], 2024, at 10:00 a.m. Pacific Time. There will be no physical meeting location. You will not be able to attend the Special Meeting in person. A summary of the information you need to attend the Special Meeting online is provided below:

●	You must register in advance at www.proxydocs.com/PALI. Upon completing your registration, you will receive further instructions via email, including your link that will allow you access to the meeting.

●	To enter the meeting, you must register in advance using your 12-digit control number, which is available on your proxy card or Notice. Upon completing registration, you will receive further instructions via email, including your link that will allow you to access the meeting.

●	If you do not have your 12-digit control number, you will not be able to register to attend the meeting.

●	Instructions on how to connect to, and participate in, the virtual Special Meeting, including how to demonstrate proof of stock ownership, are posted at www.proxydocs.com/PALI.

Stockholders who timely and correctly register to attend the Special Meeting will receive an email approximately one hour before the Special Meeting with instructions and a link to attend the Special Meeting. We recommend that you log in a few minutes before 10:00 a.m. Pacific Time to ensure you are logged in when the Special Meeting starts. The information on our website is not incorporated by reference into this Proxy Statement. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the Special Meeting if you have questions about obtaining your control number proxy to vote.

If you plan to vote during the Special Meeting, you may still do so even if you have already returned your proxy.

What if I have technical difficulties or trouble accessing the live webcast of the Special Meeting?

On the day of the Special Meeting, if you encounter any difficulties assessing the live webcast of the Special Meeting or during the Special Meeting, please call the technical support number that will be posted on the log-in page for our virtual Special Meeting for assistance.

Who can vote at the Special Meeting?

Voting Shares

Only stockholders of record at the close of business on [*], 2024 will be entitled to vote at the Special Meeting. On the Record Date, there were [*] shares of common stock outstanding and entitled to vote.

Non-Voting Shares

As of the Record Date, we also had 200,000 shares of Series A 4.5% Convertible Preferred Stock (which are currently convertible into an aggregate of 129 shares of common stock) that are outstanding but that have no voting rights with respect to the matters described in this Proxy Statement.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to fill out and return the proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Special Meeting virtually. However, since you are not the stockholder of record, you may not vote your shares online at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two proposals being presented for stockholder vote:

1.	“Proposal 1”: To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect, at the discretion of the Company’s Board of Directors: a reverse split of the Company’s common stock, at a ratio of not less than 1-for-2 and not greater than 1-for-15, with the exact ratio to be set within that range at the discretion of the Board of Directors, without further approval or authorization of our stockholders, and to be effected on or before December 31, 2024 (“Reverse Stock Split Proposal”).

2.	“Proposal 2”: To adjourn the Special Meeting, if necessary, to solicit additional votes or proxies if there are not sufficient votes in favor of the foregoing proposal (the “Adjournment Proposal”).

What if another matter is properly brought before the Special Meeting?

We currently know of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online at the Special Meeting, over the telephone, through the internet or vote using a proxy card that you received in the mail. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote online even if you have already voted by proxy.

●	VOTE BY PHONE: To vote over the telephone, dial toll-free 1-866-243-5513, using any touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number from the proxy card.

●	VOTE BY INTERNET: You may vote at www.proxypush.com/PALI to complete an electronic proxy card. You will be asked to provide the control number from the proxy card.

●	VOTE BY PROXY CARD: To vote using a proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope we have provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you directed.

●	VOTE DURING THE SPECIAL MEETING: To vote online during the Special Meeting, follow the provided instructions to join the Special Meeting at www.proxydoc.com/PALI, starting at 10:00 a.m. Pacific Time on [*], 2024. Only stockholders who register in advance to attend the Special Meeting will be able to vote during the meeting

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received materials containing voting instructions from that organization rather than from the Company. Simply follow the voting instructions to ensure that your vote is counted. In order to be able to vote during the Special Meeting, you must submit a valid legal proxy via email to DSMsupport@betanxt.com with the subject line “Legal Proxy” by 5:00 p.m., Eastern Time, on [*], 2024, and must also register to attend the Special Meeting, as described above. If you have a valid legal proxy, you may submit your vote via the Internet or by telephone, as instructed by your broker, bank, or other agent, at any time prior to the closing of the polls during the Special Meeting. To vote online at the Special Meeting, you may be required to obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form. You must register using your control number at www.proxydocs.com/PALI and follow the instructions you receive.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Special Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote through the internet, by telephone, by using a printed proxy card or by submitting a ballot online during the Special Meeting.

How many votes do I have?

On each matter to be voted upon, you are entitled to one vote for each share of common stock you own as of the close of business on the Record Date.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone, through the internet, by completing, dating, signing and returning your proxy card, if applicable, or online at the Special Meeting, your shares will not be voted.

If you receive and return a signed and dated proxy card, or otherwise vote without marking voting selections, your shares will be voted, as applicable: “For” the Reverse Stock Split Proposal and “For” the Adjournment Proposal. If any other matter is properly presented at the Special Meeting, your proxyholder (the individual named on your proxy card) will vote your shares using his or her best judgment. If the Special Meeting is adjourned, continued, or postponed, the proxyholder may vote the shares at the adjourned, continued or postponed meeting as well, unless you have properly revoked your voting instructions, as described herein.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or the NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules of the NYSE applicable to brokers and agents, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if such matters are supported by management.

We believe that the Reverse Stock Split Proposal and Adjournment Proposal are “routine” matters which means that your broker or other nominee will have discretionary authority to vote your shares held in street name on this matter. Accordingly, in the absence of your voting instructions, your broker or nominee will vote your shares on the proposals. However, this remains subject to the final determination from the NYSE regarding which of the proposals are “routine” or “non-routine.”

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, dealer or other agent by the deadline provided in the materials you receive from your broker, bank, dealer or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.

●	You may grant a subsequent proxy by telephone or through the internet.

●	You may send a timely written notice that you are revoking your proxy to care of Palisade Bio, Inc., Attn: Corporate Secretary, 2629 Townsgate Road #215, Westlake Village, CA 91361.

●	You may vote during the Special Meeting which will be hosted via the Internet. Simply attending the Special Meeting online will not, by itself, revoke your proxy. Even if you plan to attend the Special Meeting online, we recommend that you also submit your proxy or voting instructions or vote by telephone or through the internet so that your vote will be counted if you later decide not to attend the Special Meeting online.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes.

With respect to the Reverse Stock Split Proposal (Proposal 1), abstentions will be counted towards the presence of quorum but will not be counted towards the vote total, assuming that a quorum is obtained. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total, assuming that a quorum is obtained.

With respect to the Adjournment Proposal (Proposal 2), abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total, assuming that a quorum is obtained.

What are “broker non-votes”?

When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be non-routine under applicable rules, the broker or nominee cannot vote the shares on such matters. These unvoted shares are counted as “broker non-votes.” If received, Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for Proposal 1 or Proposal 2.

How many votes are needed to approve each proposal?

Approval of the Reverse Stock Split Proposal (Proposal 1) will require the affirmative vote of a majority of votes cast, either in person or by proxy, at the Special Meeting. Abstentions will have no effect on this proposal. Broker non-votes will have no effect on this proposal.

Approval of the Adjournment Proposal (Proposal 2) will require the affirmative vote of the majority of shares present in virtually or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Abstentions will have the same effect as “AGAINST” votes. Broker non-votes will have no effect on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least one-third (1/3) of the outstanding shares entitled to vote are present at the Special Meeting virtually or represented by proxy. On the Record Date, [*], 2024, there were [*] shares outstanding and entitled to vote. Thus, the holders of [*] shares must be present virtually or represented by proxy at the Special Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the Special Meeting may be adjourned to another date.

How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Special Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Special Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals and director nominations due for the next annual meeting of shareholders?

To be considered for inclusion in the Company’s proxy materials for the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”), your proposal must have been submitted in writing by December 22, 2023, to: Corporate Secretary of Palisade Bio, Inc., 7750 El Camino Real, Suite 2A, Carlsbad, California 92009. If you wish to submit a proposal (including a director nomination) that is intended to be included in the Company’s proxy materials for the 2024 Annual Meeting, you must do so between February 9, 2024, and March 10, 2024. You are also advised to review the Company’s amended and restated bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, no later than April 9, 2024.

In the event that we hold our 2024 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary date of the 2023 annual meeting of stockholders, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received not later than the close of business on the earlier of the following two dates:

●	the 10th day following the day on which notice of the meeting date is mailed, or

●	the 10th day following the day on which public disclosure of the meeting date is made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

PROPOSAL 1:

APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL

General

The Company’s Board of Directors (“Board”) has unanimously approved a resolution seeking shareholder approval to amend the Company’s Amended and Restated Certificate of Incorporation, as amended, or the “Certificate of Incorporation” (“Proposal 1” or the “Reverse Stock Split Proposal”)). If this Proposal 1 is approved by the stockholders, the Board may subsequently effect, in its sole discretion, a reverse stock split using a split ratio of between, and including, 1-for-2 and 1-for-15 (the “Reverse Stock Split”). Approval of this Proposal 1 by the stockholders would give the Board authority to effect the reverse stock split at any time on or before December 31, 2024. In addition, despite the approval of this Proposal 1 by the stockholders, the Board may, in its sole discretion, determine not to effect and abandon the reverse stock split without further action by the stockholders.

The form of the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split is attached to this Proxy Statement as Appendix 1. However, such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board deems necessary and advisable. The amendment will effect a Reverse Stock Split of the Company’s common stock using a split ratio between, and including, 1-for-2 and 1-for-15, with the actual ratio within this range to be selected by the Board if and when effected following stockholder approval. The Board believes that stockholder approval of a range of potential split ratios (rather than a single split ratio) provides the Board with the flexibility to achieve the desired purpose of the Reverse Stock Split as described below under the heading “Purpose and Effect of the Reverse Stock Split” The Reverse Stock Split, if approved and implemented, would not have any effect on the authorized number of shares of our common stock or preferred stock.

If the stockholders approve this Proposal 1, the Reverse Stock Split will be effected only upon a determination by the Board that the Reverse Stock Split is in the best interests of the stockholders at that time. In connection with any determination to effect the Reverse Stock Split, the Board will set the timing for such a split and select the specific ratio from within the range of ratios set forth herein. If the Board does not implement the Reverse Stock Split on or before December 31, 2024, the authority granted in this Proposal 1 to implement the Reverse Stock Split on these terms will terminate. The Board reserves its right to elect not to proceed with and to abandon the Reverse Stock Split if it determines, in its sole discretion, that this Proposal 1 is no longer in the best interests of the stockholders. No further action by the stockholders will be required for the Board to either implement or abandon the Reverse Stock Split.

The effectiveness of the amendment or the abandonment of the amendment, pursuant to this Proposal 1, will be determined by the Board following the Special Meeting and prior to December 31, 2024. The Board has recommended that this Proposal 1 be presented to the Company’s stockholders for approval. Upon receiving stockholder approval of this Proposal 1, the Board will have the sole discretion, until December 31, 2024, to select, as it determines to be in the best interests of the Company and its stockholders, any Reverse Stock Split ratio approved under this proxy statement. The Board believes that stockholder approval of a reverse split ratio between, and including, 1-for-2 and 1-for-15 (as opposed to approval of a single reverse split ratio) provides the Board with maximum flexibility to achieve the purposes of a Reverse Stock Split as described below, and therefore, is in the best interests of the Company and its stockholders. If the Board determines to effect a Reverse Stock Split by filing the applicable an amendment to its Certificate of Incorporation effecting the Reverse Stock Split with the Secretary of State of the State of Delaware, the Certificate of Incorporation would be amended. The text of the form of the Reverse Stock Split amendment to the Certificate of Incorporation, except for the exact ratio, which would be filed with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, is set forth in Appendix 1. However, such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board deems necessary and advisable.

If the Board fails to implement the Reverse Stock Split on or before December 31, 2024, further stockholder approval would be required prior to implementing any reverse stock split.

Purposes and Effect of the Reverse Stock Split

Although the proposed Reverse Stock Split will not have the effect of increasing the Company’s equity market capitalization, we believe that implementing the Reverse Stock Split will provide benefits to the Company and our existing stockholders in a number of ways, including:

Compliance with Nasdaq Listing Requirements.

Our common stock is listed on the Nasdaq Capital Market, which has as one of its continued listing requirements a minimum bid price of at least $1.00 per share, (the “Minimum Bid Price Requirement”). On October 19, 2023, we received a letter, (the “Letter”), from The Nasdaq Stock Market LLC, or “Nasdaq,” indicating that we failed to comply with the Minimum Bid Price Requirement for the 30 consecutive trading days preceding the date of the Letter. We are required to regain compliance by April 16, 2024. To regain compliance, the closing big price of our common stock must be at least $1.00 for a minimum of 10 consecutive business days.

If we do not regain compliance with this requirement by April 16, 2024, we may be afforded an additional 180 calendar days to regain compliance if, on such date, we are in compliance with the continued listing requirement for the market value of publicly held shares as well as all other applicable standards for the initial listing of common stock on The Nasdaq Capital Market, provided that we notify Nasdaq of our intent to cure the deficiency, and Nasdaq does not determine that it is not possible for us to cure the deficiency.

If we do not regain compliance with this Minimum Bid Price Requirement, our common stock will be subject to delisting. The delisting of our common stock by Nasdaq could adversely affect the liquidity of our common stock, our ability to raise capital, create increased volatility in our common stock, and result in a loss of current or future coverage by analysts and/or a diminish the interest of institutional investors to invest in our common stock. Delisting could also result in a loss of confidence of our collaborators, vendors and employees, which could harm our business and future prospects. If our common stock is delisted by Nasdaq, our common stock may be eligible to trade on the OTC Bulletin Board, OTCQB, OTCQX, or another over-the-counter market. Any such alternative would likely result in it being more difficult for us to raise additional capital through the public or private sale of equity securities and for investors to dispose of or obtain accurate quotations as to the market value of, our common stock. Moreover, if our common stock is delisted, it may come within the definition of “penny stock” under the Securities Exchange Act of 1934, as amended, which imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. These requirements may reduce the trading activity in the secondary markets for our common stock and may impact the ability or willingness of broker-dealers to sell our securities which could limit the ability of stockholders to sell their securities in the public market and limit our ability to attract and retain qualified employees or raise additional capital in the future.

The Reverse Stock Split would decrease the total number of shares of our common stock outstanding and should, absent other factors, proportionately increase the market price of our common stock, which would be above $1.00 per share. Therefore, the Board believes that the Reverse Stock Split is an effective means for us to regain compliance with the Minimum Bid Price Requirement of Nasdaq.

Stock Price Volatility. We have been advised by certain consultants that a higher stock price may increase the acceptability of our common stock to a number of long-term investors who may not find our shares attractive at their current prices due to the trading volatility often associated with stocks below certain prices.

Stock Price Requirements. We understand that many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin.

Transaction Costs. Investors also may be dissuaded from purchasing stocks below certain prices because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such low-priced stocks.

Employee Retention. Our success also depends in part on our continued ability to attract, retain and motivate highly qualified management and key personnel. If this Proposal 1 is not approved by our stockholders, we may not be able to access the capital markets, complete corporate collaborations or partnerships, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success.

Board Discretion to Implement the Reverse Stock Split

The Board believes that stockholder approval of a range s between, and including, 1-for-2 and 1-for-15 (rather than a single ratio) for the Reverse Stock Split is in the best interests of our stockholders because it provides the Board with the flexibility to achieve the purposes described above and it is not possible to predict market conditions at the time the Reverse Stock Split would be implemented, if at all. If stockholders approve this Proposal 1, the Board would effect a Reverse Stock Split only upon the Board’s determination that a Reverse Stock Split would be in the best interests of our stockholders at that time. The Board would then select the ratio of the Reverse Stock Split, within the ratio range approved by stockholders as it determines to be advisable and in the best interests of the stockholders considering relevant market conditions at the time the Reverse Stock Split is to be implemented. In determining the Reverse Stock Split ratio, provided stockholder approval is obtained, the Board may consider numerous factors including, but not limited to:

●	the historical and projected performance of our common stock;

●	general economic and other related conditions prevailing in our industry and in the marketplace;

●	the projected impact of the Reverse Stock Split ratio on trading liquidity in our common stock and our ability to maintain continued listing on the Nasdaq Capital Market;

●	our capitalization (including the number of shares of common stock issued and outstanding);

●	the then-prevailing trading price for our common stock and the volume level thereof; and

●	the potential devaluation of our market capitalization as a result of the Reverse Stock Split.

The Board intends to select a Reverse Stock Split ratio that it believes would be most likely to achieve the anticipated benefits of the Reverse Stock Split described herein.

Certain Risks Associated with the Reverse Stock Split

Before voting on this Proposal 1, stockholders should consider the following risks associated with effecting a Reverse Stock Split:

●	Although we expect that the Reverse Stock Split will result in an increase in the market price of our common stock, we cannot assure you that the Reverse Stock Split, if effected, will increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the market price. The effect that a Reverse Stock Split may have upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. The market price of our common stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future growth and other factors detailed from time to time in the reports we file with the SEC. Accordingly, the total current and future market capitalization of our common stock after the Reverse Stock Split may be lower than the market capitalization before the Reverse Stock Split.

●	Even if our stockholders approve the Reverse Stock Split and the Reverse Stock Split is effected, there can be no assurance that we will continue to meet the continued listing requirements of the Nasdaq Capital Market.

●	The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

●	Although the Board believes that the decrease in the number of shares of common stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the market price of common stock could encourage interest in our common stock and possibly promote greater liquidity for stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

Interest of Certain Persons in or Opposition to Matters to be Acted upon

No officer or director, has any interest that differs from our stockholders with regard to the treatment of any securities of the Company that they own in the event that the Reverse Stock split is effected.

Principal Effects of the Reverse Stock Split

If the Reverse Stock Split is approved and effected, each holder of common stock outstanding immediately prior to the effectiveness of the Reverse Stock Split will own a reduced number of shares of common stock upon effectiveness of the Reverse Stock Split. The Reverse Stock Split will be effected simultaneously for all outstanding shares of common stock at the same ratio. Except for adjustments that may result from the treatment of fractional shares (as described below), the Reverse Stock Split would affect all stockholders uniformly and would not change any stockholder’s percentage ownership of the Company. The relative voting rights and other rights and preferences that accompany the shares of common stock will not be affected by the Reverse Stock Split. Shares of common stock issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable.

Because no fractional shares will be issued, certain holders of our common stock could cease to own our common stock as their fractional shares could be purchased for cash in the event that the proposed Reverse Stock Split is implemented. However, we are not proposing the Reverse Stock Split as the first step in a “going private” transaction.

Effect on Stock Awards, Equity Compensation Plans, Warrants and Convertible Preferred Stock

Under the terms of our outstanding equity awards and warrants, the proposed Reverse Stock Split would adjust and proportionately reduce the number of shares of common stock issuable upon exercise or vesting of such awards and warrants in the same ratio of the Reverse Stock Split (which may include rounding the number of shares of common stock issuable down to the nearest whole share) and, correspondingly, would proportionately increase the per share exercise or purchase price, if any, of all such awards and warrants. The Reverse Stock Split would also reduce the number of shares of common stock available for issuance under the Company’s equity compensation plans and employee stock purchase plans in proportion to the reverse split ratio of the Reverse Stock Split selected by the Board.

Pursuant to the terms of the Series A 4.5% Convertible Preferred Stock (the “Series A Preferred Stock”), the proposed Reverse Stock Split would adjust and proportionately reduce the number of shares of common stock issuable upon conversion of the Series A Preferred Stock in proportion to the reverse split ratio of the Reverse Stock Split selected by the Board and, correspondingly, would proportionately increase the per share conversion price of such Series A Preferred Stock.

The following table contains approximate information relating to our common stock under the minimum and maximum ratios of the Reverse Stock Split, based on share information as of [*] (the Record Date), without giving effect to the treatment of fractional shares, if approved.

	No Split		1-for-2		1-for-15
Number of authorized shares of common stock	280,000,000		280,000,000		280,000,000

Number of outstanding shares of common stock

Number of shares of common stock reserved for conversion of outstanding preferred stock

Number of shares of common stock reserved for issuance upon exercise of outstanding warrants

Number of shares of common stock reserved for issuance upon exercise of outstanding stock options and the vesting of outstanding restricted stock units

Number of shares of common stock reserved for issuance in connection with future awards under our equity compensation plans and employee stock purchase plans

Number of authorized and unreserved shares of common stock not outstanding

Authorized but unissued and unreserved shares of common stock as a percentage of total authorized shares of common stock		%		%		%

Potential Anti-Takeover Effect

The Reverse Stock Split will increase in the number of authorized but unissued shares of common stock relative to the number of outstanding shares of common stock, under certain circumstances, could be construed as having an anti-takeover effect. Although not designed or intended for such purposes, the Reverse Stock Split could make it more difficult or discourage, a merger, tender offer, proxy contest or change in control, which stockholders might otherwise deem favorable. For example, the authority of the Board to issue common stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of us because the issuance of additional common stock would dilute the voting power of the common stock then outstanding. Our common stock could also be issued to purchasers who would support the Board in opposing a takeover bid which our Board determines not to be in our best interests and those of our stockholders.

In addition to the Reverse Stock Split, our Certificate of Incorporation, as amended and Amended and Restated Bylaws also include other provisions that may have an anti-takeover effect. These provisions, among other things, permit our Board to issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders, provide that special meetings of stockholders may only be called by the Board and some of our officers, and do not provide for cumulative voting rights, which could make it more difficult for stockholders to effect certain corporation actions and may delay or discourage a change in control.

The Board is not presently aware of any attempt, or contemplated attempt, to acquire control of us and the Reverse Stock Split is not part of any plan by the Board to recommend or implement a series of anti-takeover measures.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act. Moreover, we are currently not engaged in any negotiations or otherwise have no specific plans to use additional authorized shares of for any future acquisition, merger or consolidation.

Accounting Matters

The Reverse Stock Split will not affect the par value per share of common stock, which will remain unchanged at $0.01 per share. As a result of the Reverse Stock Split, at the effective time, the stated capital on our balance sheet attributable to the common stock, which consists of the par value per share of the common stock multiplied by the aggregate number of shares of the common stock issued and outstanding, will be reduced in proportion to the ratio of the Reverse Stock Split. Correspondingly, the additional paid-in capital account, which consists of the difference between the stated capital and the aggregate amount paid upon issuance of all currently outstanding shares of common stock, will be credited with the amount by which the stated capital is reduced. The stockholders’ equity, in the aggregate, will remain unchanged. In addition, the per share net income or loss of common stock, for all periods will be restated because there will be fewer outstanding shares of common stock.

Mechanics of the Reverse Stock Split

No Fractional Shares

We will not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the Reverse Stock Split because a stockholder owns a number of shares not evenly divisible by the ratio will be paid in cash. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest of one share of our common stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our common stock on the Nasdaq Capital Market on the effective date of the Reverse Stock Split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive the cash payment therefore. Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid. We do not anticipate that the aggregate cash amount paid by the Company for fractional interests will be material to the Company.

Effect on Beneficial Holders of Common Stock (i.e., stockholders who hold in “street name”)

Upon the effectiveness of the Reverse Stock Split, we intend to treat shares of common stock held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares of common stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding the common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold certificates)

Most of our registered holders of common stock hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-Reverse Stock Split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the Reverse Stock Split.

If a stockholder is entitled to a cash payment in lieu of any fractional share interest, a check will be mailed to the stockholder’s registered address as soon as practicable after the effective date of the Reverse Stock Split. By signing and cashing the check, stockholders will warrant that they owned the shares of common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws.

Effect on Certificated Shares

Upon the Reverse Stock Split, our transfer agent will act as our exchange agent and act for holders of common stock in implementing the exchange of their certificates.

After the effective date of the Reverse Stock Split, stockholders holding shares in certificated form will be sent a transmittal letter by the transfer agent for our common stock. The letter of transmittal will contain instructions on how a stockholder should surrender his or her old certificates to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock, or the new certificates (“New Certificates”). No New Certificates will be issued to a stockholder until that stockholder has surrendered all existing certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange the stockholder’s existing certificates.

Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock to which they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding existing certificates held by stockholders to be canceled and represent only the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled. Any certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If any existing certificates have a restrictive legend on the back of the existing certificates, the New Certificate(s) will be issued with the same restrictive legends that are on the back of the existing certificates. If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described below under “No Fractional Shares.”

Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

No Dissenters’ or Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to any dissenters’ or appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.

U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split that are generally expected to be applicable to stockholders that hold their shares of common stock as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended, or the Code (generally property held for investment). This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. Changes in these authorities or their interpretation may result in the U.S. federal income tax consequences of the Reverse Stock Split differing substantially from the consequences summarized below. This summary, except for the discussion under “Information Reporting and Backup Withholding” below, is limited to stockholders who are U.S. Holders (as defined below).

This summary is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances or to U.S. Holders that may be subject to special tax rules, including, without limitation: (i) persons subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use the mark-to-market method of accounting; (viii) persons whose “functional currency” is not the U.S. dollar; (ix) persons holding our common stock in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquired our common stock in connection with employment or the performance of services; (xii) retirement plans; (xiii) persons who are not treated as U.S. Holders for U.S. federal income tax purposes; or (xiv) certain former citizens or long-term residents of the United States.

In addition, this summary does not address: (a) the tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split; (b) any U.S. federal non-income tax consequences of the Reverse Stock Split, including estate, gift or other tax consequences; (c) any state, local or non-U.S. tax consequences of the Reverse Stock Split; (d) the Medicare contribution tax on net investment income; or (e) tax consequences to holders of options, warrants or similar rights to acquire our common stock. No ruling from the Internal Revenue Service (“IRS”), or opinion of counsel, has been or will be requested in connection with the Reverse Stock Split. Stockholders should be aware that the IRS could adopt a position which could be sustained by a court contrary to that set forth in this discussion. Accordingly, each stockholder should consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences to such stockholder of the Reverse Stock Split.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of our common stock that is any of the following:

●	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding our common stock and the partners therein should consult their tax advisors regarding the tax consequences to them of the Reverse Stock Split.

EACH STOCKHOLDER SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH STOCKHOLDER.

Taxation of U.S. Holders

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a recapitalization, except as described below with respect to cash received in lieu of fractional shares, a U.S. Holder should not recognize gain or loss as a result of the Reverse Stock Split. A U.S. Holder’s aggregate tax basis in the shares of the common stock received pursuant to the Reverse Stock Split should equal the U.S. Holder’s aggregate tax basis in the shares of the common stock surrendered, and such U.S. Holder’s holding period in the shares of the common stock received should include the holding period of the shares of the common stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered pursuant to the Reverse Stock Split to shares of common stock received pursuant to the Reverse Stock Split. U.S. Holders holding shares of common stock that were acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder who receives cash in lieu of a fractional share of common stock pursuant to the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s tax basis in the shares of common stock surrendered that is allocated to such fractional share of common stock. Such capital gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock surrendered in the Reverse Stock Split exceeds one year at the time of the Reverse Stock Split. Long-term capital gains of non-corporate U.S. Holders are generally subject to preferential tax rates. There are limitations on the deductibility of capital losses under the Code.

Information Reporting and Backup Withholding

Stockholders may be subject to information reporting with respect to any cash received in exchange for a fractional share interest in a new share in the Reverse Stock Split. Stockholders who are subject to information reporting and who do not provide a correct taxpayer identification number and other required information (such as by submitting a properly completed IRS Form W-9) may also be subject to backup withholding, at the applicable rate. Any amount withheld under such rules is not an additional tax and may be refunded or credited against the stockholder’s U.S. federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Vote Required

In accordance with Delaware law, approval of Proposal 1 requires the affirmative vote of a majority of votes cast at the Special Meeting. Abstentions and broker non-votes will have no effect on Proposal 1. Proposal 1 is a matter on which brokers are expected to have discretionary voting authority, and we do not, therefore, expect any broker non-votes with respect to this proposal. If, however, your shares are represented at the Special Meeting and your broker fails to vote your shares on this Proposal 1, it will have no effect on this Proposal 1.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE REVERSE STOCK SPLIT PROPOSAL (PROPOSAL 1).

PROPOSAL 2

APPROVAL OF AN ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

General

If the Special Meeting is convened and a quorum is present, but there are not sufficient votes to approve Proposal 1, or if there are insufficient votes to constitute a quorum, our proxy holders may move to adjourn the Special Meeting at that time in order to enable the Board to solicit additional proxies.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting to another time and place, if necessary or appropriate (as determined in good faith by the Board), to solicit additional proxies in the event there are not sufficient votes to approve Proposal 1. If our stockholders approve this proposal, we could adjourn the Special Meeting and any adjourned or postponed session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat Proposal 1, we could adjourn the Special Meeting without a vote on such proposal and seek to convince our stockholders to change their votes in favor of such proposal.

If it is necessary or appropriate (as determined in good faith by the Board) to adjourn the Special Meeting, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Special Meeting of the time and place to which the Special Meeting is adjourned, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Vote Required

The affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at the Special Meeting and entitled to vote on this proposal will be required to approve Proposal 2. Abstentions will have the same effect as an “against” vote on this proposal. As noted above, we believe that this proposal will be considered a “routine” matter and, as a result, we do not expect there to be any broker non-votes on this proposal. If, however, your shares are represented at the Special Meeting and your broker fails to vote your shares on this proposal, it will have no effect on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE ADJOURNMENT PROPOSAL (PROPOSAL 2).

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The following table sets forth information regarding beneficial ownership of our capital stock as of January 15, 2024 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our current executive officers and directors as a group.

The information in the following table is calculated based on 9,275,802 shares of our common stock outstanding as of January 15, 2024. Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date, including upon the exercise of common stock purchase options or warrants or the conversion of preferred stock.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders
Lind Global Fund II L.P. (2)	743,313	7.88%
L1 Capital Global Opportunities Master Fund Ltd. (3)	584,958	6.31%

Directors and Named Executive Officers
James R. Neal(4)	1,290	*
Thomas Hallam, Ph.D.(5)	831	*
Stephanie C. Diaz(6)	1,258	*
Donald Williams(7)	21,258	*
Mary Ann Gray, Ph.D.(8)	1,046	*
Cristina Csimma, Pharm.D., MHP(9)	1,010	*
Robert J. Trenschel, D.O.(10)	46,306	*
Binxian Wei(11)	1,006	*
J.D. Finley(12)	146,219	*
Michael Dawson, M.D.(13)	300	*
Herbert Slade, MD FAAAAI (14)	-	*
Robert McRae (15)	10,435	*
Mitchell Jones, M.D., Ph.D. (16)	25,080	*
All directors and executive officers as a group (13 persons)(17)	256,039	2.72%

*	Represents less than one percent

(1)	Except as otherwise indicated in the footnotes to this table, this table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, and Form 4s, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Shares of our common stock underlying options, warrants and convertible securities that are currently exercisable or exercisable within 60 days of January 15, 2024 are deemed to be outstanding for the purpose of computing the number of shares held and the percent of total ownership of the person holding those options, warrants or convertible securities, but are not treated as outstanding for the purpose of computing the percent of total ownership of any other person. Applicable percentages are based on 9,275,802 shares of common stock outstanding on January 15, 2024, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of the beneficial owner is c/o Palisade Bio, Inc. 7750 El Camino Real, Suite 2A, Carlsbad, CA 92009.

(2)	Includes 584,958 shares of common stock and (ii) 158,355 shares of common stock that may be acquired pursuant to the exercise of outstanding warrants. The address of beneficial owner is 444 Madison Avenue, 41th Floor, New York, NY 10022. The information with respect to beneficial owner was taken from a Schedule 13G filing, filed with the SEC on September 15, 2023.

(3)	Includes 584,958 shares of common stock. Excludes 40,000 common shares underlying common stock warrants with a 4.99% ownership limitation. The address of beneficial owner is 161A Shedden Road, A Artillery Court, PO Box 10085, Grand Cayman, Cayman Islands, KY1-1001. The information with respect to beneficial owner was taken from a Schedule 13G filing, filed with the SEC on September 15, 2023.

(4)	Includes 1,290 shares of common stock underlying stock options.

(5)	Includes (i) 31 shares of common stock and (ii) 800 shares of common stock underlying common stock purchase warrants. Dr. Hallam ceased to be an officer and director of the Company effective October 11, 2022.

(6)	Includes 1,290 shares of common stock underlying stock options.

(7)	Includes (i) 20,000 shares of common stock and (ii) 1,258 shares of common stock underlying stock options.

(8)	Includes (i) 80 shares of common stock and (ii) 966 shares of common stock underlying stock options.

(9)	Includes (i) 44 shares of common stock and (ii) 966 shares of common stock underlying stock options.

(10)	Includes (i) 1,282 shares of common stock underlying stock options held by Dr. Trenschel and (ii) (a) 36,287 shares of common stock and (ii) 8,737 shares of common stock that may be acquired within 60 days pursuant to the exercise of outstanding warrants held by Yuma Regional Medical Center. The board of directors of Yuma Regional Medical Center, acting by a majority vote, has the authority to direct the vote and/or disposition of any and all shares of common stock and warrants held by Yuma Regional Medical Center. The address of Yuma Regional Medical Center is 2400 South Avenue A, Yuma, Arizona, 85364. Dr. Trenschel is the President, Chief Executive Officer and member of the board of directors of Yuma Regional Medical Center and shares voting and investment power over the shares held by Yuma Regional Medical Center. Dr. Trenschel also serves on our board of directors.

(11)	Includes (i) 40 shares of common stock and (ii) 966 shares of common stock underlying stock options.

(12)	Consists of (i)(a) 64,649 shares of common stock held by Mr. Finley, (b) 2,008 shares of common stock that may be acquired pursuant to the exercise of outstanding warrants held by Mr. Finley, (c) 12,200 shares of common stock underlying restricted stock units (RSUs) held by Mr. Finley, (d) 66,552 shares of common stock underlying options held by Mr. Finley, (ii)(a) 777 shares of common stock held by FCW Investments LLC, and (b) 33 shares of common stock underlying warrants held by FCW Investments, LLC. The address for FCW Investments LLC is 19 Cherrymoor Dr, Englewood, CO 80113. Does not include 32,500 performance stock units (PSUs), which vest based on volume weighted average trading price of the Company’s common stock.

(13)	Includes 300 shares of common stock. Dr. Dawson ceased to be an officer of the Company effective October 11, 2022.

(14)	Dr. Slade was appointed to serve as our Chief Medical Officer on November 17, 2022 and cease to be our Chief Medical Officer on September 5, 2023.

(15)	Includes (i) 4,348 shares of common stock held by Mr. McRae, (ii) 220 shares of common stock that may be acquired pursuant to the exercise of outstanding warrants held by Mr. McRae, (iii) 667 shares of common stock underlying restricted stock units (RSUs) held by Mr. McRae, (iv) 5,200 shares of common stock underlying options held by Mr. McRae. Does not include 17,900 performance stock units (PSUs), which vest based on volume weighted average trading price of the Company’s common stock. Mr. McRae was appointed to serve as our Chief Operating Officer (“COO”) on February 2, 2023. Effective May 15, 2023, Mr. McRae transitioned from the Company’s COO to an executive strategic consultant. For his services as a consultant, Mr. McRae receives monthly compensation of $4,000. The term of his consulting agreement may be extended by the mutual consent of the Company and Mr. McRae after the initial six (6) month term. During the term of this agreement, all of Mr. McRae equity awards continue to vest. Mr. McRae’s service to the Company as a consultant terminated on January 15, 2024

(16)	Dr. Jones was appointed to serve as our Chief Operating Officer on September 5, 2023. Includes (i) 2,926 shares of common stock held by Dr. Jones, (ii) 6,891 shares of common stock underlying restricted stock units held by Dr. Jones, and (iii) 15,263 shares of common stock underlying options held by Dr. Jones.

(17)	Includes the securities described in footnotes (3)-(16) above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for stockholder meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of stockholder meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Palisade stockholders will be “householding” the Company’s proxy materials. A single set of materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of materials, please notify your broker or the Company. Direct your written request to the attention of the Corporate Secretary of Palisade Bio, Inc., Palisade Bio, Inc., 7750 El Camino Real, Suite 2A, Carlsbad, California 92009. Stockholders who currently receive multiple copies of proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

To receive, free of charge, a separate copy of the Notice and, if you requested printed versions by mail, this Proxy Statement, or separate copies of any future notice, proxy statement, or annual report, you may write or call Palisade Bio at the following physical address, phone number, or email address:

Palisade Bio Investor Relations

7750 El Camino Real, Suite 2A

Carlsbad, California 92009

Phone: (858) 704-4900

Email: info@palisadebio.com

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the bank, broker, or other organization that holds your shares to request information about eliminating duplicate mailings.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy materials to vote on such matters in accordance with their best judgment.

Appendix 1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

PALISADE BIO, INC.

Palisade Bio, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that:

First: The name of the Company is PALISADE BIO, INC.

Second: The date of filing of the Company’s original certificate of incorporation with the Delaware Secretary of State was February 28, 2001, under the name “Neuralstem, Inc.”

Third: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend its Amended and Restated Certificate of Incorporation as follows:

1. Article IV shall be amended and restated to read in its entirety as follows:

“The corporation shall have authority to issue shares as follows:

(i) 280,000,000 shares of Common Stock, par value $0.01 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

(ii) 7,000,000 shares of Preferred Stock, par value $0.01 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

2. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [_] shares of Common Stock, par value $0.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.01 per share; provided, however, that the Company shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sales price of the Common Stock as reported on the Nasdaq Capital Market on the date this Certificate of Amendment of the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

Fourth: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted at a special meeting of the stockholders of the Company, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company on has caused this Certificate of Amendment to be signed by its Chief Executive Officer this [_]th day of [__], 2024.

Palisade Bio, Inc.

By:	/s/ J.D. Finley
Name:	J.D. Finley
Title:	Chief Executive Officer